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                                                                    Exhibit 99.1

Press Release

SOURCE: Panja Inc.

SCOTT MILLER ELECTED CHAIRMAN OF PANJA INC.

RICHARDSON, Texas, March 30/PRNewswire/--Panja Inc.
(Nasdaq: PNJA - news), today announced that Scott Miller, was elected chairman
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of the Board of Directors. Mr. Miller, who also serves as President and Chief
Executive Officer, will replace Joe Hardt who has resigned.
 . (Photo: http://www.newscom.com/cgi-bin/prnh/20010330/NYF073)
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Miller stated, "Our Company has had a tremendous record of success, and going forward we will focus our attention on our core business by leading the world with innovative products and customer support. We will only be in markets that we can be dominant and be profitable. We expect to extend the legacy set forth almost twenty years ago, which is simply to deliver first class customer service and support, as we drive to improve performance and profitability," Miller continued.

Miller founded Panja, formerly AMX, in 1982. AMX changed its name to Panja in 1999. Miller actively served as the CEO from 1982 until 1995 when he became Chairman of the Board of Directors.

Panja (Nasdaq: PNJA - news) designs, develops, and markets advanced electronic
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equipment software that extend Internet content to non-PC devices that target both the consumer and enterprise markets. These devices deliver information and entertainment direct to existing electronic devices, including stereos and televisions, to optimize the benefits of broadband access. Panja's strategy is to work with leading technology companies, content providers and distribution partners to develop broadband entertainment applications, further integrate its products with other devices, and lead the creation of solutions that extend the Internet beyond the PC. For more information about Panja, visit http://www.panja.com.
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SOURCE: Panja Inc.